Exhibit 99.4

IBERIABANK Corporation

2005 Stock Incentive Plan

Restricted Stock Unit Award Agreement

Award No.

You are hereby awarded Restricted Stock Units (the “RSUs”) subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (“Award Agreement”), and in the IBERIABANK Corporation 2005 Stock Incentive Plan (the “Plan”), which is attached hereto as Exhibit A. A summary of the Plan appears in its Prospectus, which is attached as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award Agreement, including your tax alternatives and their consequences.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors of IBERIABANK Corporation (the “Board”), or the Committee pursuant to Section 4(c) of the Plan, and that such determinations, interpretations or other actions are (in the absence of manifest bad faith or fraud) final, conclusive and binding upon all parties, including you, your heirs, and representatives. Capitalized terms are defined in the Plan or in this Award Agreement.

1.	Specific Terms. Your RSUs have the following terms:

Name of Participant

Number of Restricted Shares Subject to Award

Award Date	, 20

Vesting in Restricted Shares	% of the Restricted Shares on each of the next annual [other?] anniversaries of the Award Date; subject to acceleration as provided in the Plan and in Section 2 below, to any shareholder approval condition in the Plan, and to your Continuous Service not ending before vesting.

Lifetime Transfer	Allowed pursuant to Section 10 of this Award Agreement.

2.	Accelerated Vesting; Change in Corporate Control. To the extent you have not previously vested in your rights with respect to this Award, your Award will become –

☐	100% vested if your Continuous Service ends due to your death or “disability” within the meaning of Section 409A of the Code;

Restricted Stock Unit Award Agreement

IBERIABANK Corporation

2005 Stock Incentive Plan

☐	% vested if your Continuous Service ends due to your retirement at or after you have attained the age of and completed at least full years of Continuous Service;

☐	according to the following schedule if your Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a Change in Control:

Date on which Your Involuntary Termination Occurs (by reference to Date of Award)	Portion of Your Award As to which Vesting Accelerates
Before 1st Anniversary	0%
Between 1st and 2nd Anniversary	50%
After 2nd Anniversary	100%

3.	Termination of Continuous Service. This Award shall be canceled and become automatically null and void immediately after termination of your Continuous Service for any reason, but only to the extent you have not become vested, pursuant to the foregoing terms, on or at the time your Continuous Service ends.

4.	Satisfaction of Vesting Restrictions. No Shares will be issued before you complete the requirements that are necessary for you to vest in the Shares underlying your RSUs. As soon as practicable after the date on which your RSUs vest in whole or in part, the Company will issue to you or your duly-authorized transferee, free from vesting restrictions (but subject to such legends as the Company determines to be appropriate), one Share for each vested PARS Unit. Fractional shares will not be issued, and cash will be paid in lieu thereof. Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations

5.	Lapse of Vesting Restrictions. As vesting restrictions lapse, the Company shall cause certificates for Shares to be issued and delivered to you, with such legends and restrictions that the Committee determines to be appropriate. Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.

6.	Performance-based Acceleration. <OPTIONAL> Your RSUs shall be subject to accelerated vesting in the years following the first and second anniversaries of the Award Date if the Committee determines that the following performance conditions have been satisfied: .

Restricted Stock Unit Award Agreement

IBERIABANK Corporation

2005 Stock Incentive Plan

7.	Investment Purposes. By executing this Award, you represent and warrant to the Company that any Shares issued to you pursuant to your RSUs will be for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

8.	Section 83(b) Election Notice. If you provide the Company with prior written notice of your intention to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Shares underlying your RSUs (a “Section 83(b) election”), the Committee may in its discretion convert your RSUs into Restricted Shares, on a one-for-one basis, in full satisfaction of this Award Agreement. You agree to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. Exhibit C contains a suggested form of Section 83(b) election. Any Restricted Shares issued to you pursuant to this Section 7 shall bear such legends as the Company determines to be appropriate until all vesting restrictions lapse and certificates are issued to you pursuant to Section 4 of this Award.

9.	Dividends. The value of any dividends that are declared and paid with respect to the Shares underlying your RSUs between the Award Date and the date Shares are issued pursuant to your RSUs shall be converted in Restricted Share Units (“RSUs”). Such RSUs shall vest and corresponding Shares shall be issued to you in accordance with the terms of this Award Agreement.

10.	Transfer. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee. Notwithstanding the foregoing, you may transfer this Award Agreement (i) by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a permissible gift recipient, as such is set forth in subsection (ii) of this Section 10, or (ii) by gift to charitable institutions or by gift or transfer for consideration to any of your relatives as follows (or to an inter vivos trust, testamentary trust or other entity primarily for the benefit of any of your relatives as follows): any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and including adoptive relationships. Any transferee of your rights shall succeed to and be subject to all of the terms of this Award Agreement and the Plan.

11.	Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest, if any, in the RSUs awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit D (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

Restricted Stock Unit Award Agreement

IBERIABANK Corporation

2005 Stock Incentive Plan

12.	Notices. Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

13.	Binding Effect. Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

14.	Modifications. This Award Agreement may be modified or amended at any time by the Committee, provided that your consent must be obtained for any modification that adversely alters or impairs any rights or obligations under this Award Agreement, unless there is an express Plan provision permitting the Committee to act unilaterally to make the modification.

15.	Headings. Headings shall be ignored in interpreting this Award Agreement.

16.	Not a Contract of Employment. By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

17.	Severability. Subject to one exception, every provision of this Award Agreement and the Plan is intended to be severable, and if any provision of the Plan or this Award is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective. The only exception is that this Award Agreement shall be unenforceable if any provision of the preceding section is illegal, invalid, or unenforceable.

18.	Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

19.	Governing Law. This Award Agreement shall be interpreted, administered and otherwise subject to the laws of the State of Louisiana (disregarding any choice-of-law provisions).

Restricted Stock Unit Award Agreement

IBERIABANK Corporation

2005 Stock Incentive Plan

20. Taxes. By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the RSUs hereby awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

IBERIABANK Corporation

By:
Name:
Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant:

IBERIABANK Corporation

2005 Stock Incentive Plan

Exhibit A

Plan Document

IBERIABANK Corporation

2005 Stock Incentive Plan

Exhibit B

Prospectus

IBERIABANK Corporation

2005 Stock Incentive Plan

Exhibit C

Section 83(b) Election Form

Attached is an Internal Revenue Code Section 83(b) Election Form. IF YOU WISH TO MAKE A SECTION 83(B) ELECTION, YOU MUST DO SO WITHIN 30 DAYS AFTER THE DATE THE RESTRICTED SHARES COVERED BY THE ELECTION WERE TRANSFERRED TO YOU. In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return. In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election. Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service. A Section 83(b) election normally cannot be revoked.

IBERIABANK Corporation

2005 Stock Incentive Plan

Election to Include Value of Restricted Shares in Gross Income

in Year of Transfer Under Internal Revenue Code Section 83(b)

Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.

1.	My General Information:

Name:	___________________________________________________________

Address:	___________________________________________________________

S.S.N.	___________________________________________________________

or T.I.N.:	___________________________________________________________

2.	Description of the property with respect to which I am making this election:

             shares of              stock of IBERIABANK Corporation (the “Restricted Shares”).

3.	The Restricted Shares were transferred to me on , 20 . This election relates to the 20 calendar taxable year.

4.	The Restricted Shares are subject to the following restrictions:

The Restricted Shares are forfeitable until they is are earned in accordance with Section 4 of the IBERIABANK Corporation 2005 Stock Incentive Plan (“Plan”) Performance Accelerated Restricted Stock Unit Award Agreement (“Award Agreement”) or other Award Agreement or Plan provisions. The Restricted Shares generally are not transferable until my interest becomes vested and nonforfeitable, pursuant to the Award Agreement and the Plan.

5.	Fair market value:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $             per share.

6.	Amount paid for Restricted Shares:

The amount I paid for the Restricted Shares is $             per share.

7.	Furnishing statement to employer:

A copy of this statement has been furnished to my employer,             . If the transferor of the Restricted Shares is not my employer, that entity also has been furnished with a copy of this statement.

8.	Award Agreement or Plan not affected:

Nothing contained herein shall be held to change any of the terms or conditions of the Award Agreement or the Plan.

Dated:                          , 200  .

Taxpayer

IBERIABANK Corporation

2005 Stock Incentive Plan

Exhibit D

Designation of Beneficiary

In connection with the Performance Accelerated Restricted Share Unit Award Agreement (the “Award Agreement”) entered into on                     , 20     between IBERIABANK Corporation (the “Company”) and                     , an individual residing at                     (the “Recipient”), the Recipient hereby designates the person specified below as the beneficiary of the Recipient’s interest in Restricted Shares (as defined in the 2004 Employee Incentive Plan of the Company awarded pursuant to the Award Agreement. This designation shall remain in effect until revoked in writing by the Recipient.

Name of Beneficiary:	________________________________________________

Address:	________________________________________________

Social Security No.:	________________________________________________

The Recipient understands that this designation operates to entitle the above-named beneficiary to the rights conferred by the Award Agreement from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient, including by delivery to the Company of a written designation of beneficiary executed by the Recipient on a later date.

Date:
By:
[Recipient Name]

Sworn to before me this
day of , 20

___________________________________
Notary Public

County of	___________________________________
State of	___________________________________